AGREEMENT BETWEEN EXECUTIVE AND
ADAMS GOLF REGARDING TERMINATION DUE
TO A CHANGE OF CONTROL OR TERMINATION
WITHOUT CAUSE

THIS AGREEMENT (the “Agreement”) is made and entered into by and between Adams Golf Management Corp, a Delaware corporation (the “Employer”), and the Chief Financial Officer, Pamela High (the “Executive”).

RECITALS

WHEREAS, Employer and the Executive desire, for a period of three years, to assure the Executive the equivalent benefits of one year’s employment in the event of Termination of the Executive due to a Change of Control of Employer or Termination of the Executive Without Cause.

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

Section I                 Term of Agreement.  This Agreement shall commence on February _24th______, 2011 and last for a period of three (3) years, expiring on   January __31st__, 2014.

Section 2                Definitions.
(a)           “Base Salary” means the Executive’s annual base salary in effect on the day prior to a Termination (as defined below) due to  a Change of Control (as defined below) or a Termination without Cause (as defined below), or at the time of execution of this Agreement, whichever is higher.

(b)           “Cause” means the following:
(i)	the Executive’s admission or conviction of a felony,
(ii)	the Executive’s commission of an act of dishonesty in the course of her duties,
(iii)	the Executive’s repeated disregard of policy directives of the Employer,
(iv)	the Executive’s repeated failure to satisfactorily perform assigned duties, or
(v)	the Executive’s breach of her fiduciary responsibilities or fiduciary duties as an employee of the Employer.
(c)           “Termination” means the following (without the Executive’s express written consent) after written notice provided by the Executive and the failure of the Employer or its successors to remedy the following within thirty (30) days after receipt of such written notice:
(i)	a reduction in the Executive’s Base Salary;
(ii)	a relocation of the Executive’s principal place of business to any location which is not within the greater Dallas/Fort Worth metropolitan area;
(iii)
the assignment to the Executive of any duties inconsistent with and inferior to the position with the Employer that the Executive held immediately prior to the execution of the Agreement, or a significant adverse alteration in the nature or status of the Executive’s responsibilities or the conditions of the Executive’s employment from those in effect immediately prior to the execution of this Agreement;

(iv)
the failure by the Employer to continue in effect any compensation plan in which the Executive participates immediately prior to the execution of this Agreement that is material to the Executive’s total compensation, including, but not limited to, Adams Golf’s Equity Incentive Plan, or any additional or substitute plan adopted prior to the execution of this Agreement, or the failure by the Employer to continue the Executive’s participation in any compensation plan referred to above on a basis less favorable, both in terms of benefits provided and the level of the Executive’s participation relative to other participants as existed at the time of execution of this Agreement;

(v)
failure by the Employer to continue to provide the Executive with benefits substantially similar at a substantially similar cost to those enjoyed by the Executive under any of the Employer’s life insurance, medical, health and accident, or disability plans in which the Executive was participating at the execution of this Agreement, the taking of any action by the Employer which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the execution of this Agreement;

(vi)	firing or laying off the Executive;
(vii)	any material breach of this Agreement by the Employer or its successors.
(d)           “Change of Control” means  any of the following that actually takes place or that is imminently anticipated:
(i)	a majority of the capital stock of Adams Golf is sold or transferred to an unaffiliated entity, or
(ii)	substantially all of the assets of Adams Golf are sold or transferred to an unaffiliated entity.
(iii)	any person is or becomes the “beneficial owner’ (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Adams Golf, representing fifty-one (51%) percent or more of the combined voting power of Adams Golf’s then outstanding securities;
(iv)	the stockholders of Adams Golf approve a merger or consolidation, a sale or disposition of all or substantially all of Adams Golf’s assets or a plan of liquidation or dissolution of Adams Golf.
(e)           Termination without “Good Reason” means that the Executive has terminated her employment because 30 days have elapsed without cure of any of the following:
(i)
any material breach by the Employer of any of the terms of, or the failure to perform any covenant or agreement contained in this Agreement after the Employer’s receipt from the Executive of written notice specifying in reasonable details the nature of the Employer’s breach or failure to perform; or

(ii)
any substantial reduction in title, position, reporting requirements, responsibilities, or duties of the Executive after the Employer’s receipt from the Executive of written notice specifying in reasonable details the nature of such occurrence; or

(iii)	the occurrence of any reduction in the Annual Base Salary; or
(iv)
the Employer’s failure to obtain the full assumption in writing of this Agreement by any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of the Employer’s business and/or assets after the Employer’s receipt from the Executive of written notice of this failure.

Section 3                Termination Due to a Change of Control or Termination Without Cause.

Upon a Termination due to a Change of Control or Termination by the Employer Without Cause, the following shall apply:
(a) within 30 days of the date of Termination, all unpaid base salary of  the Executive shall accrue and Employer shall provide the Executive with all salary, benefits and expense reimbursements to which the Executive would otherwise be entitled, through and including the date of Termination, including, without limitation, compensation for vacation days accrued in the year of Termination which are unused as of the Termination date,  and
(b) in exchange for a General Release in form and substance reasonably satisfactory to the Employer, the Executive shall receive:
(i)	payments of base salary to the Executive for the twelve (12) month time period following the date of Termination at such times as salary payments were historically made to Executive;
(ii)	continued substantially equal medical benefits for the twelve (12) month period following the date of Termination;
(iii)	the immediate super vesting of any stock options granted to the Executive under any Adams Golf equity Incentive Plan. The Executive shall have 120 days after vesting to exercise those stock options.
(c) Any payments owed to the Executive pursuant to Section 3(b) shall be offset by any severance payments paid to the Executive by the Employer or its successor.

Section 4                No Mitigation.  In the event of a Change of Control Termination or Termination without Cause, the Executive shall not be required to mitigate the payments or benefits to be received by the Executive hereunder by securing other employment or otherwise.

Section 5                At-Will Employment Status.  Executive is an “at-will” employee at all times under this Agreement notwithstanding Section 3 of this Agreement.

Section 6               Severance Terms if Executive is Terminated by the Employer for Cause or by the Executive Without Good Reason. Upon the Termination of the Executive's employment by the Employer for Cause or by the Executive without Good Reason, neither the Employer nor the Executive shall have any remaining duties or obligations except that the Employer shall:
(a) pay the Executive's accrued salary and any other accrued benefits through the effective date of  Termination;
(b) reimburse the Executive for expenses already actually incurred  through the effective date of Termination;
(c) pay or otherwise provide for any benefits, payments or continuation or conversion rights in accordance with the provisions of any employee benefit plan of which the Executive or any of her dependents is or was a participant or as otherwise required by law;
(d) pay the Executive and her beneficiaries any compensation and/or provide the Executive or her eligible dependents any benefits due through the effective date of Termination;

Section 7                Restrictions as To Confidential Information and Competitive Conduct

The Executive acknowledges and agrees as follows: (i) this Section is necessary for the protection of the legitimate business interests of the Employer, (ii) the restrictions contained in this Section with regard to geographical scope, length of term and types of restricted activities are reasonable; (iii) the Executive has received adequate and valuable new consideration for entering into this Agreement, and (iv) the Executive's expertise and capabilities are such that this obligation and the enforcement of it by injunction or otherwise will not adversely affect the Executive’s ability to earn a livelihood.

(a)           The Executive acknowledges and agrees that her employment by the Employer under this Agreement necessarily involves proprietary information pertaining to the business of the Employer and its related entities. Accordingly, the Executive agrees that at all times during the terms of this Agreement and at all times thereafter, she will not, directly or indirectly, without the express written approval of the Employer, unless directed by applicable legal authority having jurisdiction over the Executive, disclose to or use, or knowingly permit to be so disclosed or used, for the benefit of herself, any person, corporation or other entity other than the Employer any information concerning any financial matters, customer lists, customer relationships, competitive status, supplier matters, internal organizational matters, current or future plans, business affairs, technical knowledge, intellectual property, production methods or any other proprietary information or trade secrets of the Employer or its related entities  or any other information related to the Employer or its related entities that the Executive should reasonably believe will be damaging to the Employer or its related entities and which has not been published and is not generally known outside of the Employer.

(b)           The Executive acknowledges that all of the foregoing constitutes confidential and/or proprietary information of the Employer or its related entities and is the exclusive property of the Employer.  Excluded from this confidential and/or proprietary information of the Employer shall be (i) information known by or generally available to the public through no breach by the Executive of this Agreement and which the public may use without any direct or indirect obligation to the Employer and (ii) information that documentary evidence demonstrates was independently developed by the Executive.

(c)           During the term of, and for a period of one (1) year (the "Restrictive Period") after the Termination of the Executive's employment other than by (i) the Employer Without Cause, (ii) the Executive With Good Reason or (iii) as part of a Change of Control of the Employer, the Executive shall not render, within the United States,  service either directly or indirectly (as an employee, consultant, independent contractor or in any other capacity) to any person, firm, corporation, association or other entity which conducts the same or similar business as the Employer or its related entities (which expressly includes golf club and/or golf accessories manufacturing).

(d)           In the event that this Agreement expires after full Term and is not renewed by the parties, the Restrictive Period shall not extend beyond the Term.

(e)           In the event the Executive violates any of the provisions contained in this Section, the Restrictive Period shall be increased by the period of time in which the Executive was in violation as determined by an Arbitrator or Court of competent jurisdiction.

(f)           The Executive further agrees that at no time during the Restrictive period will the Executive attempt to directly or indirectly solicit or hire employees of the Employer or its related entities or induce any of them to terminate their employment.

(g)           In the course of her employment, the Executive will have access to confidential records and data pertaining to the Employer's customers and to the relationship between these customers and the Employer's account executives.  Such information is considered secret and is disclosed to the Executive in confidence. During her employment by the Employer and for one (1) year after termination of that employment, the Executive shall not directly or indirectly disclose or use any such information to solicit the Employer’s Customers, except as required in the course of her employment by the Employer.

(h)           The Executive acknowledges and agrees that any breach of this Section by him will result in immediate and irreparable harm to the Employer and that the Employer cannot be reasonably or adequately compensated by damages in an action at law. In the event of a breach by the Executive of the provisions of this Section as determined by an Arbitrator or a Court of competent jurisdiction, the Employer shall be entitled, to the extent permitted by law, immediately to cease paying or providing the Executive or her dependents any compensation or benefits and also to obtain immediate injunctive relief restraining the Executive from conduct in breach of the covenants. Nothing herein shall be construed as prohibiting the Employer from pursuing any other remedies available to it for such breach, including the recovery of damages from the Executive.

Section 8                Successors Bound.  The rights and obligations of the Employer hereunder shall inure to the benefit and are binding upon the successor of the Employer.

Section 9               Notices and Other Documents.  All payments, requests, notices and the like may be made to the Executive by mailing the same to the Executive.  Notices, requests and the like sent by the Executive to Adams Golf at Attn. Human Resources,  Adams Golf, 2801 E. Plano Parkway, Plano, TX 75074,  or to such other address as Adams Golf may furnish to the Executive for this purpose from time to time in writing.

Section 10             Employment Taxes.  All payments made under this Agreement shall be subject to withholding tax, other employment taxes and other withholdings and deductions as required by applicable law or regulation, as in effect from time to time.

MISCELLANEOUS PROVISIONS

Section 11             Assignment.   This Agreement and the Executive’s rights and obligations hereunder may not be assigned by the Executive.  The Employer may assign its right, together with its obligations hereunder (i) to any successor-in-interest, or (ii) to third parties in connection with any sale, transfer or other disposition of all or substantially all of the business or assets; in any event the obligations of the Employer hereunder shall be binding on its successor or permitted assign, whether by merger, consolidation or acquisition of all or substantially all of its businesses or assets.

Section 12             Significance of Headings.  Section headings contained herein are solely for aiding in speedy location of subject matter and are not in any sense to be given weight in the construction of this Agreement.  Accordingly, in case of any question with respect to the construction of this Agreement, it is to be construed as though such section headings had been omitted.

Section 13             Applicable Law, Venue.  This Agreement shall be governed and construed according to the laws of the State of Texas.   Any action brought by either party arising out of this Agreement shall take place in Plano, Texas.

Section 14             Entire Agreement. The provisions of this Agreement are intended by the parties as a complete, conclusive and final expression of their agreement concerning the subject matter hereof.  This Agreement supersedes all prior agreements concerning the subject matter, and no other statement, representation, agreement or understanding, oral or written, made prior to or at the execution hereof, shall vary or modify the written terms hereof.  No amendments, modifications or releases from any provision hereof shall be effective unless in writing and signed by both parties.

Section 15             Waiver.  Unless otherwise mutually agreed in writing, no departure from, waiver of, or omission to require compliance with any of the terms hereof by either party shall be deemed to authorize any prior or subsequent departure or waiver, or obligate either party to continue any departure or waiver.

Section 16             Severability.   Any provision or part of this Agreement prohibited by applicable law shall be ineffective to the extent of such prohibition without invalidating the remaining provisions or parts hereof.

Section 17             Arbitration. In the event a dispute arises under this Agreement which cannot be resolved, such dispute shall be submitted to arbitration and resolved by a panel of three arbitrators (who shall be lawyers), in a decision required by a majority of the arbitrators.  If the parties cannot agree upon the panel of three arbitrators, then each party may pick an arbitrator and the two chosen arbitrators shall choose upon the three-arbitrator panel.  The arbitration shall be conducted in accordance with the Arbitration Rules of the American Arbitration Association.  Venue shall be Plano, Texas.  The award or decision rendered by the arbitration panel shall be final, binding and conclusive and judgment may be entered upon such award by any court of competent jurisdiction.

Section 18.            Counterparts.  The parties agree that this Agreement may be executed in counterparts.  A signed copy of this Agreement shall be admissible as an original in any legal proceedings.

IN WITNESS WHEREOF, this Agreement has been duly executed by each of the parties hereto as of the dates set forth fellow.

(Executive)

/S/ PAMELA J. HIGH	Date: February 24, 2011
Pamela High
Chief Financial Officer

(Employer)

/S/ OLIVER G. BREWER III	Date: February 24, 2011
Oliver G. (Chip) Brewer, III
CEO & President